Exhibit 99.2

Vernal Capital Acquisition Corp. Announces Closing of $100,000,000 Initial Public Offering

NEW YORK, May 7, 2026 - Vernal Capital Acquisition Corp. (NYSE: VECAU) (the “Company”), a Cayman Islands exempted company, announced today the closing of its initial public offering of 10,000,000 units at $10.00 per unit. The units are listed on the New York Stock Exchange (“NYSE”) and began trading under the ticker symbol “VECAU” on May 6, 2026. Each unit consists of one (1) ordinary share and one (1) right entitling its holder to receive one-fourth of one ordinary share upon consummation of an initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on NYSE under the symbols “VECA” and “VECAR,” respectively.

Concurrently with the closing of the initial public offering, the Company closed a private placement of 251,250 units at a price of $10.00 per unit, resulting in gross proceeds of $2,512,500. Each private placement unit consists of one (1) ordinary share and one (1) right entitling its holder to receive one-fourth of one ordinary share upon consummation of an initial business combination.

D. Boral Capital LLC is acting as sole book-running manager of the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any. The Company was represented by Hunter Taubman Fischer & Li LLC as its legal counsel, and D. Boral Capital LLC was represented by Robinson & Cole LLP as its legal counsel.

Of the net proceeds received from the consummation of the initial public offering and simultaneous private placement, $100,500,000 ($10.05 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of May 7, 2026, reflecting receipt of the proceeds upon the consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from D. Boral Capital LLC, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com. Copies of the final prospectus can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vernal Capital Acquisition Corp.

Vernal Capital Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement, preliminary prospectus and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Binghan Yi

Chief Financial Officer

binghan@vernal.com

www.vernalspac.com